As filed with the Securities and Exchange Commission on May 12, 2014
Registration No. 333-129422-99

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

PG&E CORPORATION
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	94-3234914 (I.R.S. Employer Identification No.)

One Market, Spear Street Tower, Suite 2400
San Francisco, California 94105
(Address of principal executive offices) (zip code)

PG&E CORPORATION 2006 LONG-TERM INCENTIVE PLAN (Full title of the Plan)

Hyun Park, Senior Vice President and General Counsel
77 Beale Street
San Francisco, California 94105

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (415) 973-1000

As of May 12, 2014, the PG&E Corporation 2006 Long-Term Incentive Plan (“2006 LTIP”) terminated and the PG&E Corporation 2014 Long-Term Incentive Plan (“2014 LTIP”) became effective.  The 2014 LTIP is the successor to the 2006 LTIP.  As of May 9, 2014, there were 909,352 shares remaining available for award under the 2006 LTIP.  This Post-Effective Amendment No. 1 to Registration Statement No. 333-129422 is being filed to deregister these remaining shares.

A separate registration statement has been filed with the SEC with respect to the offer and sale of 14,284,293 shares of PG&E Corporation common stock under the 2014 LTIP.  The 2014 LTIP provides that shares of PG&E Corporation common stock subject to awards granted under the 2006 LTIP that expire, are terminated or cancelled without being exercised or settled in full, or are forfeited or repurchased (“Recyclable Shares”) will become available for issuance under the 2014 LTIP.  As of May 9, 2014, there are a maximum number of 7,941,073 Recyclable Shares.  PG&E Corporation shall file one or more registration statements in the future to cover the offer and sale of Recyclable Shares under the 2014 LTIP to the extent they become available.  PG&E Corporation shall also file a post-effective amendment to this registration statement to deregister the corresponding number of shares from this registration statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a post-effective amendment to Form S-8 and has duly caused this Post-effective Amendment No. 1 to Registration Statement No. 333-129422 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of San Francisco, State of California, on the 12th day of May, 2014.

PG&E CORPORATION
(Registrant)

By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG
Vice President, Corporate Governance and
Corporate Secretary
(duly authorized officer)